EXHIBIT 6.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is executed on the dates set forth below the signatures hereon but effective as of June 1st 2020, and is by and between Byzen Digital Inc. (“Employer”), and Christopher Percy, of 11 Coniscliffe Close, Chislehurst, Kent, BR7 5NW (“Employee”).

1.	Duties; Assignment

During the term of employment hereunder, Employee shall initially perform the duties of President, Treasurer & Chief Commercial Officer (CCO) of Employer, or such other duties as assigned by and at the location determined by the Board of Directors of Employer. Employee shall oversee all Commercial and Operational aspects of the company to the best of his ability.

2.	Compensation

2.(a) In consideration of the services rendered by Employee to Employer hereunder, Employer shall pay to Employee an annual salary of no less than $231,000.00 subject to annual review and adjustment of no less than a 5% percentage increase, if any, in the U.S. Consumer Price Index during such year (“Base Salary”). This Salary shall be paid on a monthly basis no less than $19,250 per month, payable before the last working Friday of each month, to the employee or a Company owned by the Employee at the option of the Employee.

2.(b) 3,000,000 non-assessable common shares in Byzen Digital Inc, by July 1st 2020. Furthermore, Employer will pay Employee a further 1,500,000 non-assessable common shares in Byzen Digital Inc. by July 1st 2020, (making in total 4.50m shares) upon the successful delivery of fundraising for the company..

2.(c) A performance bonus of bonus of $100,000 payable immediately at the legal closing of a successful fundraising for the company of not less than US $5m. In the event that greater than US $5m of funds are raised for the company by the employee, the employee will receive a further performance bonus of $20,000 per additional US $1m raised.

3.	Employment

Employer hereby employs Employee and Employee hereby accepts employment on the terms set forth herein commencing on June 1st 2020.

3.1.	Employment will continue for 24 months and until terminated as hereafter set forth.

3.2.	Employer shall have the right to terminate this Agreement and all of Employee’s rights shall thereupon terminate upon the disability (for 180 or more days, whether or not consecutive, in any 360 day period) of Employee (“Disability”) and the Employer giving written notice thereof, and this Agreement shall automatically terminate upon the death of Employee (“Death”).

3.3.	Employer shall have the right to terminate Employee’s employment (1) for any reason or no reason with either (i) 60 days prior written notice of termination or (ii) immediate notice of termination with an undertaking to continue payment of Employee’s compensation under this Agreement for 90 days, (2) at any time during the thirty six month period following the execution of this agreement and with 30 days prior written notice or (3) for Cause (as defined below), upon Employee’s receipt of notice thereof. As used herein, “Cause” means (i) wilful or serious misconduct or dishonesty in the performance of, Employee’s duties hereunder or (ii) the indictment or conviction of Employee for a felony under state or federal criminal laws. Upon the effective date of termination specified in such notice, this Agreement shall terminate except for the provisions, which expressly survive termination, and Employee shall vacate the offices of Employer.

3.4.	Employee shall have the right to terminate employment hereunder by providing 30 days written notice. Thereafter, this Agreement shall terminate except for the provisions, which expressly survive termination.

4.	Severance Payments

If Employer terminates this Agreement for any reason other than Disability, Death, Employee shall be entitled to receive, and Employer shall make, the following severance payments within 30 days of termination:

(i)	continue to pay a sum equivalent to 1 months’ salary in addition to clause 3.3

5.	Expenses

Employer shall reimburse Employee’s expenses reasonably incurred in carrying out his duties hereunder within 30 days of submittal of an itemized account of such expenses together with such receipts and forms as are required by Employer’s normal policies and practices. In the event of cash advances such reimbursements will be credited against the advanced account. Business travel will only be reimbursed for flights longer than 4 hours.

6.	Benefits

Employer shall provide and Employee shall be entitled to participate in an all benefit plans and programs generally available to employees of Employer on the same terms as other employees except as follows:

6.1.	Vacation
Employee shall be entitled to 30 days paid vacation per year scheduled at times mutually convenient to Employee and Employer. Employee shall be entitled to carry over unused vacation days into the next year in accordance with Employer’s policy, as modified from time to time. Employee shall be entitled to all holidays as allowed to other employees of the Employer with similar responsibilities.

7.	Confidentiality; Non-Disclosure

For the purpose of this Agreement, “Confidential Information” is defined to include any information, designs, software, processes, practices, plans, proposals, markets, pricing, personnel or financial or business information relating to Employer, its affiliates (including the Subsidiary), and their respective businesses, customers, suppliers, products or services, whether in written, oral or other form. Confidential Information shall not include information, which at the time of disclosure is in the public domain by publication or otherwise through no fault of Employee, or information furnished by a third party which was not received directly from Employer or otherwise under an obligation of secrecy.

At all times after the date hereof, including after termination of this Agreement, Employee shall not, except with the expressed prior written consent of Employer, directly or indirectly communicate, disclose or divulge any of the Confidential Information or use any of the Confidential Information for any purpose other than performance of his duties hereunder.

Employee agrees that Employer will own all work products of any type and in any form or media produced or created by Employee in the course of his employment. Employee hereby acknowledges that all such work products are specially ordered or commissioned by Employer and shall be considered works made for hire as such terms is defined in the United States Copyright Act of 1976, 17 U.S.C.

8.	Agreement Not to Compete

For so long as Employee is entitled to receive severance payments under Sections 4(a), 4(b) or 4(c), or (ii) for a period of one year from the effective date of termination if Employee voluntarily terminates his employment hereunder or if Employee is terminated by Employer for Cause, Employee agrees that he will not, directly or indirectly, (1) be employed by, serve as a consultant or advisor to, or have a material ownership interest in any corporation or other entity whose business is competitive (as reasonably determined by the Board of Directors of Employer) with the business of Employer, the Subsidiary or any of their affiliates; provided, however that this clause (1) shall not prohibit any such employment or other relationship with an entity which itself is not, but has a separate corporate affiliate which is, engaged in such competitive business so long as Employee does not provide services to, assist or advise such competitive affiliate in any way, or (2) induce or solicit any other person who was employed by Employer, Subsidiary or any of their affiliates at any time during Employee’s employment by Employer to engage in any line of business competitive with that of Employer, Subsidiary or their affiliates.

9.	No Conflicting Agreements

Employee represents and warrants that he is not a party to or bound by any agreement or subject to any restriction arising out of any current or prior employment or relationship which would be violated by his entering into and performing his obligations under this Agreement, including, without limitation, restrictions relating to non-competition or the protection of confidential information.

10.	Notices

All notices and other communication which are required or permitted hereunder shall be given in writing and either delivered by hand or overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, to the following addresses:

Byzen Digital Inc.

86-90 Paul Street

London, United Kingdom

EC2A 4NE

11.	Miscellaneous

This Agreement shall be binding upon, inure to the benefit of, and enforceable by the successors and assigns of the Employer and the heirs, estate, personal representatives and beneficiaries of Employee. The rights, obligations and duties of the Employee hereunder shall be personal and are not assignable or delegable in any manner whatsoever; provided, however, that this Agreement shall be assigned to and assumed by the Subsidiary if and when required by Section 1.

The obligations of the parties in Sections 2d, 4, 7, 8 and 11 shall survive any termination of this Agreement.

This Agreement constitutes the entire understanding of the parties with respect to subject matter hereof, and shall not be modified, terminated or any provisions waived orally, including this clause. Any such modification, termination or waiver must be in writing and signed by each of the parties hereto.

No failure to exercise or delay in exercising any right, power or remedy hereunder shall preclude any other or further exercise of the same or any other right, power or remedy.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed solely therein, and each party consents to the exclusive jurisdiction of and venue in the State and Federal courts of Nevada to resolve any disputes between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below intending to be legally bound hereby.

Byzen	Employee

Christopher Percy	Christopher Percy
CCO and President
Byzen Digital Inc.

Dated: June 1st 2020	Dated: June 1st 2020